                                                                   EXHIBIT 10(M)

                           PURCHASE AND SALE AGREEMENT

                          DATED as of November 18, 1998

                                     between

                   PL 20 CABOT PROPERTIES LIMITED PARTNERSHIP

                                    as Seller

                                       and

                         MIDDLESEX REALTY HOLDINGS CORP.

                                  as Purchaser
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                                TABLE OF CONTENTS


1.      Sale of the Property....................................................................................1
1.1.    Excluded Property.......................................................................................2
1.2.    Closing Date............................................................................................2
2.      Purchase Price..........................................................................................2
3.      Apportionments..........................................................................................3
3.1.    Taxes...................................................................................................3
3.2.    Rents...................................................................................................4
3.2.1.  Arrearages..............................................................................................4
3.2.2.  Additional Rents........................................................................................4
3.2.3.  Collection After the Closing............................................................................4
3.3.    Water.  ................................................................................................5
3.4.    Utilities.  ............................................................................................5
3.5.    Post-Closing Adjustments................................................................................5
4.      Due Diligence Period....................................................................................6
4.1.    Access to the Property..................................................................................6
4.2.    Purchaser's Termination Notice..........................................................................8
4.3.    Estoppel Certificates...................................................................................9
5.      Title...................................................................................................9
5.1.    Unacceptable Encumbrances...............................................................................9
5.2.    Removal of Unacceptable Encumbrances...................................................................10
5.3.    Options Upon Failure to Remove Unacceptable Liens......................................................10
5.4.    Use of Purchase Price..................................................................................11
5.5.    Transfer Taxes; Title Insurance Premiums...............................................................11
6.      Representations and Warranties of the Seller...........................................................12
6.1.    Survival of Representations............................................................................13
6.2.    Discovery of Untrue Representation.....................................................................13
6.3.    Limited Nature of Representations......................................................................14
7.      Representations and Warranties of the Purchaser........................................................15
8.      Documents to be Delivered by the Seller at Closing.....................................................16
9.      Documents to be Delivered by the Purchaser at Closing..................................................18
10.     Operation of the Property prior to the Closing Date....................................................19
10.1.   New Leases.............................................................................................19
10.2.   Termination of Existing Leases.........................................................................19
10.3.   Insurance..............................................................................................19
11.     Broker.................................................................................................20
12.     Casualty; Condemnation.................................................................................20
12.1.   Damage or Destruction..................................................................................20
12.2.   Condemnation...........................................................................................21
12.3.   Termination............................................................................................22
13.     Conditions Precedent to Closing........................................................................22
13.1.   Conditions Precedent to the Purchaser's Obligations to Perform.........................................22
13.2.   Conditions Precedent to the Seller's Obligations to Perform.  .........................................22

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
13.3.   Conditions Precedent to Purchaser's and Seller's Obligations to Perform Regarding
          Environmental Matters ...............................................................................23
13.4.   Remedies Upon Failure to Satisfy Conditions............................................................24
14.     Remedies...............................................................................................25
14.1.   Seller's Inability to Perform..........................................................................25
14.2.   Purchaser's Failure to Perform.........................................................................25
14.3.   Seller's Failure to Perform............................................................................26
15.     Escrow.................................................................................................26
16.     Notices................................................................................................27
17.     Property Information and Confidentiality...............................................................28
17.1.   Press Releases.........................................................................................29
17.2.   Return of Property Information.........................................................................29
17.3.   Property Information Defined...........................................................................29
17.4.   Remedies...............................................................................................30
18.     Access to Records......................................................................................30
19.     Assignments............................................................................................30
20.     Entire Agreement, Amendments...........................................................................30
21.     Merger.................................................................................................30
22.     Limited Recourse.......................................................................................30
23.     Miscellaneous..........................................................................................30
24.     Time of the Essence....................................................................................32
25.     IRS Form 1099-S Designation. ..........................................................................32
26.     Attorney's Fees........................................................................................32
27.     Counterparts...........................................................................................32
28.     Tax Free Exchange......................................................................................33

LIST OF SCHEDULES

1.   Description of the Land
2.   List of Additional Insureds
3.   Permitted Encumbrances
4.   Leases
5.   Actions
6.   [Intentionally Deleted]
7.   Intangible Property
8.   Additional Conditions to Seller's Obligations to Perform

LIST OF EXHIBITS

A    Deed
B    Lease Assignment
C    Intangible Property Assignment
D    Bill of Sale
E    Notice to Tenants
F    Tenant Estoppel Certificate
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G    Seller's FIRPTA Affidavit
H    Escrow Agreement
I    [Intentionally Deleted]
J    1099 Designation Agreement
K    Limited Warranty Bill of Sale
L    Scope of Work for Subsurface Investigations

                             TABLE OF DEFINED TERMS

         The following capitalized terms are defined in the respective Section of the Agreement identified below and are used in this Agreement as so defined:

         "A & A Agreements" - as such term is defined in Section 8(c) hereof.

         "Additional Rents" - as such term is defined in Section 3.2.2 hereof.

         "Adjustment Date" - as such term is defined in Section 3 hereof.

         "Agreement" - as such term is defined in the opening paragraph hereof.

         "AUL" - as such term is defined in Section 8(o) hereof.

         "Bill of Sale" - as such term is defined in Section 8(e) hereof.

         "Broker" - as such term is defined in Section 11 hereof.

         "Building" - as such term is defined in Section 1 hereof.

         "Clearing House Bank" - as such term is defined in Section 2(a) hereof.

         "Closing" - as such term is defined in Section 1.2 hereof.

         "Closing Date" - as such term is defined in Section 1.2 hereof.

         "Deed" - as such term is defined in Section 8(a) hereof.

         "DEP" - as such term is defined in Section 8(o) hereof.

         "Deposit" - as such term is defined in Section 15 hereof.

         "Downpayment" - as such term is defined in Section 2(a) hereof.

         "Downpayment A" as such term is defined in Section 2(a) hereof.

         "Downpayment B" as such term is defined in Section 2(a) hereof.

         "Due Diligence Period" - as such term is defined in Section 4 hereof.

         "Escrow Agent" - as such term is defined in Section 2(a) hereof.

         "Escrow Agreement" - as such term is defined in Section 15 hereof.

         "Intangible Property Assignment" - as such term is defined in Section 8(d) hereof.

         "Investigations" - as such term is defined in Section 4.1 hereof.
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         "Land" - as such term is defined in Section 1 hereof.

         "Laws" - as such term is defined in Section 6(c) hereof.

         "Lease Assignment" - as such term is defined in Section 8(b) hereof.

         "Lease" - as such term is defined in Section 6(d) hereof.

         "Limited Warranty Bill of Sale" - as such term is defined in Section 8(n) hereof.

         "MCP" - as such term is defined in Section 8(o) hereof.

         "Permitted Encumbrances" - as such term is defined in Section 5 hereof.

         "Personal Property" - as such term is defined in Section 1 hereof.

         "Property" - as such term is defined in Section 1 hereof.

         "Property Information" - as such term is defined in Section 17.3 hereof.

         "Purchase Price" - as such term is defined in Section 2 hereof.

         "Purchaser" - as such term is defined in the opening paragraph hereof.

         "Purchaser's Documents" - as such term is defined in Section 7(b) hereof.

         "Purchaser LSP" shall mean Mark Guerins or any other Licensed Site Professional as such term is used in the MCP which has been reasonably approved by the Seller.

         "Purchaser's Representatives" - as such term is defined in Section 17.3 hereof.

         "Purchaser's Termination Notice" - as such term is defined in Section
4.2 hereof.

         "RAO" - as such term is defined in Section 8(o) hereof.

         "Rents" - as such term is defined in Section 3 hereof.

         "Response Plan Account"- as such term is defined in Section 13.3 hereof.

         "Right of First Offer Agreement" - as such term is defined in Section 8(m) hereof.

         "Scope of Work" - as such term is defined in Section 13.3(a) hereof.

         "Seller" - as such term is defined in the opening paragraph hereof.

         "Seller's Affiliates" - as such term is defined in Section 22 hereof.

         "Seller's Documents" - as such term is defined in Section 6(b) hereof.

         "Seller's LSP" shall mean Deborah Gevalt or any other Licensed Site Professional as such term is used in the MCP which has been reasonably approved by Purchaser.

         "Seller's Response Plan" - as such term is defined in Section 13.3(b) hereof.

         "Seller's Test Data" - as such term is defined in Section 13.3(a) hereof.

         "Survey" - as such term is defined in Section 5 hereof.

         "Surviving Obligations" - as such term is defined in Section 14.1 hereof.

         "Title Commitment" - as such term is defined in Section 5 hereof.

         "Title Company" - as such term is defined in Section 5 hereof.

         "Transfer Tax Payments" - as such term is defined in Section 5.5 hereof.

         "Transfer Tax Return" - as such term is defined in Section 5.6 hereof.

         "Unacceptable Encumbrances" - as such term is defined in Section 5.1 hereof.

                           PURCHASE AND SALE AGREEMENT

         PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of the 18th day of November, 1998, by and between PL 20 CABOT PROPERTIES LIMITED PARTNERSHIP, a Massachusetts limited partnership, having an office c/o Preotle, Lane & Associates Ltd., 535 Madison Avenue, New York, New York 10022-4212 (the "Seller"), and MIDDLESEX REALTY HOLDINGS CORP., a Massachusetts corporation, having an office at 30 Court Street, Boston, Massachusetts 02108 (the "Purchaser").

                               W I T N E S S E T H

         WHEREAS, the Seller is the owner of the real property known and numbered as 20 Cabot Road, Medford, Massachusetts consisting of one building commonly referred to as Riverview at Wellington;

         WHEREAS, the Seller and the Purchaser have entered into negotiations wherein the Purchaser expressed its intent to purchase the Property (as defined herein) from the Seller and the Seller expressed its intent to sell the Property to the Purchaser; and

         WHEREAS, the Seller and the Purchaser now desire to enter into an agreement whereby, subject to the terms and conditions contained herein, the Seller shall sell the Property to the Purchaser and the Purchaser shall purchase the Property from the Seller.

         NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

1.       SALE OF THE PROPERTY.

         The Seller agrees to sell and convey to the Purchaser, and the Purchaser agrees to purchase from the Seller, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land described in Schedule 1 hereto (the "Land") listed thereon as owned by the Seller together with (i) all buildings and other improvements situated on the Land (collectively, the "Building"), (ii) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of the Seller pertaining to the Land and the Building, (iii) all right, title and interest of the Seller in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Land or the Building, or used in connection therewith including, without limitation, all liebert units, generators and raised floors located on, in or at the Building (collectively, the "Personal Property"), and (iv) all right, title and interest of the Seller, if any, in and to the trade names of the Building all intangible property used or useful in connection with the foregoing including, without limitation, all assignable contract rights, guaranties, licenses, permits and warranties, if any, (the Land, together with all of the foregoing items listed in clauses (i)-(iv) above being hereinafter sometimes referred to as the "Property"). Additionally, Seller agrees to use reasonable efforts to assist the Purchaser in its proposed acquisition of certain furniture of the tenant under the Lease.
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         1.1        EXCLUDED PROPERTY.

         Specifically excluded from the Property and this sale are all items of personal property not described in Section 1 and all personal property of the tenant under the Lease.

         1.2        CLOSING DATE.

         The delivery of the Deed and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts, at 10:00 A.M. on a date which is the earlier to occur of (i) May 16, 1999; or (ii) thirty (30) days after Seller has provided the Purchaser with written notice given after the expiration of the Due Diligence Period of the intended Closing Date unless such day is not a day on which the registry of deeds of Middlesex County, Massachusetts is open for business, in which case, the Closing shall take place on the next day on which such registry of deeds is open (the "Closing Date") or such earlier or later date as the Seller and Purchaser may agree in writing.

2.       PURCHASE PRICE.

         The purchase price to be paid by the Purchaser to the Seller for the Property (the "Purchase Price") is Twenty Three Million Dollars and No/100 Dollars ($23,000,000.00) payable as follows:

         (a) Five Hundred Thousand Dollars and No/100 ($500,000.00) ("Downpayment A") shall be payable simultaneously with the execution and delivery of this Agreement, by delivery to Chicago Title Insurance Company (the "Escrow Agent") of a certified or bank check drawn on or by a bank which is a member of the New York Clearing House Association (a "Clearing House Bank") or by wire transfer of immediately available funds to the Escrow Agent's account as set forth in the Escrow Agreement; and (ii) provided that the Purchaser has not delivered Purchaser's Termination Notice, Four Million Five Hundred Thousand Dollars and No/100 ($4,500,000.00) ("Downpayment B") (Downpayment A and Downpayment B shall sometimes hereinafter be collectively referred to as the "Downpayment") shall be payable to the Escrow Agent on or before 5:00 p.m. Boston, Massachusetts time on or before the date hereof, by means of a certified or bank check drawn on or by a Clearing House Bank or by wire transfer of immediately available funds to the Escrow Agent's account as set forth in the Escrow Agreement. The Downpayment shall be held and disbursed by the Escrow Agent in accordance with the terms of Section 15. At the Closing, the Deposit shall be delivered to the Seller and such amount shall be credited against the portion of the Purchase Price payable pursuant to Section 2(b);

         (b)   The balance of the Purchase Price (i.e., the Purchase Price minus the credit set forth in Section 2(a) above), plus or minus the apportionments set forth in Section 3, shall be paid at the Closing by bank wire transfer of immediately available funds to the Seller's account or to the account or accounts of such other party or parties as may be designated by the Seller on or before the Closing Date.
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3.       APPORTIONMENTS.

         The following shall be apportioned between the Seller and the Purchaser at the Closing as of 11:59 p.m. of the day preceding the Closing Date (the "Adjustment Date"):

         (a) to the extent applicable, collected, fixed or base rents ("Rents") which have been prepaid, security deposits referred to in Section 8(d), collected Rents for the month in which the Closing occurs and Additional Rents and other amounts paid by tenants applicable to periods which expire after the Closing Date, which have been received by Seller;

         (b) to the extent applicable, real estate taxes, special assessments (but only any installment relating to the period in which the Adjustment Date occurs), water charges, sewer rents and charges and vault charges, if any, on the basis of the fiscal years (or applicable billing period if other than a fiscal year), respectively, for which same have been assessed;

         (c)   utilities, to the extent required by Section 3.4;

         (d) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in Boston, Massachusetts.

         3.1   TAXES.

         If the amount of real estate taxes, special assessments or other taxes for the Property for the fiscal year during which Closing occurs is not finally determined at the Adjustment Date, such taxes shall be apportioned on the basis of the full amount of the assessment for such period (or the assessment for the prior tax period if the assessment for the current tax period is not then known) and the rate for the immediately prior tax year, and shall be reapportioned as soon as the new tax rate and valuation, if any, has been finally determined. If any taxes which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to the tenant under the Lease or expired or terminated leases of the Property, shall be equitably apportioned between the parties hereto.

         3.2   RENTS.

                  3.2.1    ARREARAGES.

                  If on the Closing Date the tenant under the Lease is in arrears in the payment of Rent or has not paid the Rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any Rents received by the Purchaser or the Seller from such tenant after the Closing shall be applied to amounts due and payable by such tenant during the following periods in the following order of priority:
(i) first, to the month in which the payment is received, (ii) second, if applicable, to the months following the month in which the Closing occurred and
(iii) third, to the month preceding the month in which the Closing occurred. If Rents or any portion thereof received by the Seller or the Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party (to the extent not collected from or reimbursed by the tenant under the Lease).

                  3.2.2    ADDITIONAL RENTS.

                  If the tenant under the Lease is required to pay percentage rent, escalation charges for real estate taxes, parking charges, operating expenses and maintenance escalation charges, cost-of-living increases or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by the Purchaser from such tenant after the Closing Date, then the Purchaser shall promptly pay to the Seller out of the first such sums received from such tenant the amount of all Additional Rents which are due and payable by such tenant with respect to any period prior to the Closing Date (whether or not such Additional Rents first became due and payable on or after the Closing
Date), less a proportionate share of any reasonable attorneys' fees and costs and expenses of collection thereof (to the extent not collected from or reimbursed by the tenant under the Lease).

                  3.2.3    COLLECTION AFTER THE CLOSING.

                  After the Closing, the Seller shall continue to have the right, in its own name, to demand payment of and to collect Rent and Additional Rent arrearages owed to the Seller by the tenant under the Lease, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against such tenant. The Purchaser agrees to reasonably cooperate with the Seller in connection with all efforts by the Seller to collect such Rents and Additional Rents and to take all steps, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including, without limitation, the delivery to the Seller, upon demand, of any relevant books and records (including any Rent or Additional Rent statements, receipted bills and copies of tenant checks used in payment of such Rent or Additional Rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Rents and Additional Rents by the Seller.

         3.3   WATER.

         If there is a water meter on the Property, the Seller shall furnish a reading to a date not more than thirty (30) days prior to the Closing Date, and the unfixed water charges and sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.

         3.4   UTILITIES.

         The Seller will attempt to obtain final cut-off readings of fuel, telephone, electricity, and gas to be made as of the Adjustment Date. The Seller shall pay or cause the tenant under the Lease to pay the bills based on such readings promptly after the same are rendered. If arrangements cannot be made for any such cut-off reading, the parties shall apportion the charges for such services on the basis of the bill therefor for the most recent billing period prior to the Adjustment Date, and when final bills are rendered for the period which includes the Adjustment Date the Seller and Purchaser shall promptly readjust the apportionments in accordance with such final bills.

         3.5   POST-CLOSING ADJUSTMENTS.

         The items set forth in this Section 3 shall be apportioned at the Closing by payment of the net amount of such apportionments to the Seller in the manner set forth herein for the payment of the Purchase Price if the net apportionment is in favor of the Seller or by a credit against the Purchase Price if the net apportionment is in favor of the Purchaser. However, if any of the items subject to apportionment under the foregoing provisions of this
Section 3 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one year after the Closing Date. Notwithstanding any of the foregoing provisions of this Section 3.5 to the contrary, the Purchaser and the Seller agree that the one year limitation set forth in this Section 3.5 shall not apply to the parties' obligations under Sections 3.1 and 3.2 and that such obligations shall survive the Closing forever.

4.       DUE DILIGENCE PERIOD.

         Notwithstanding anything to the contrary contained herein, the Purchaser had a period which commenced prior to the date hereof and terminated at 5:00 p.m. (EST) on November 6, 1998 (the "Due Diligence Period") to examine title to the Property, to inspect the physical condition of the Property and to review the Property Information. Neither the Purchaser nor the Purchaser's Representatives were permitted during the Due Diligence Period to contact any governmental authority or any of the Seller's tenants, vendors, employees, consultants or contractors prior to the Closing without (i) providing Seller with one (1) day prior written notice of such contact, and (ii) if Seller so requested within such one (1) day period, a representative of Seller being present. Nothing contained in this Section 4 is intended to preclude Purchaser from reviewing public records such as documents on record at the Middlesex County (Southern District) Registry of Deeds or the building jacket for the Building on file with the Medford Building Inspector.

         4.1   ACCESS TO THE PROPERTY.

         During the Due Diligence Period, the Purchaser and the Purchaser's Representatives had the right to enter upon the Property for the sole purpose of inspecting the Property and making surveys, and other investigations, inspections and tests of the Property, including, without limitation, all structural and mechanical systems within the Building (collectively, "Investigations" which term shall not include Purchaser's internal work product), provided (i) the Purchaser gave the Seller not less than one (1) business days' prior written notice before each entry, and (ii) the first such notice shall include sufficient information to permit the Seller to review the scope of the proposed Investigations. Purchaser did not during the Due Diligence Period and does not now have the right to conduct any subsurface investigations at the Property, any such investigations shall be undertaken by the Seller pursuant to Section 13.3(a) hereof. Any entry upon the Property and all Investigations during the Due Diligence Period were to have been during the Seller's normal business hours and were and remain at the sole risk and expense of the Purchaser and the Purchaser's Representatives, and were not to have disrupted the activities on or about the Property of the Seller, its tenants and their employees and invitees in any substantial manner. The Purchaser was required during the Due Diligence Period and remains obligated to:

                  (a) promptly repair any damage to the Property resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition as that which existed prior to such Investigations;

                  (b) fully comply with all Laws applicable to the Investigations and all other activities undertaken in connection therewith;

                  (c) permit the Seller and/or the tenant under the Lease to have a representative present during all Investigations undertaken hereunder;

                  (d) take all actions and implement all protections necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Property pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of the Seller or other persons;

                  (e) if requested by the Seller, furnish to the Seller, at no cost or expense to the Seller, copies of all surveys, engineering, asbestos, environmental and other studies and reports relating to the Investigations which the Purchaser shall obtain from third party consultants with respect to the Property promptly after the Purchaser's receipt of same, Seller hereby waives any claims, actions or causes of action against Purchaser or any such third party consultant with respect to the accuracy or completeness of any such studies or reports delivered to Seller by Purchaser;

                  (f) maintain or cause to be maintained, at the Purchaser's expense, a policy of comprehensive general public liability insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the minimum amount of $3,000,000, insuring the Purchaser and the Seller and certain of Seller's Affiliates listed on Schedule 2, as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) the Purchaser's and/or the Purchaser's Representatives' entry upon the Property, (ii) any Investigations or other activities conducted thereon, and (iii) any and all other activities undertaken by the

         Purchaser and/or the Purchaser's Representatives in connection with the Property, and deliver evidence of such insurance policy to the Seller at the earlier of ten (10) days after the date of this Agreement or the first entry on the Property; and

                  (g) subject to the final sentence of Section 17 hereof, indemnify the Seller and the Seller's Affiliates and hold the Seller and the Seller's Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation attorneys' fees and disbursements), suffered or incurred by the Seller or any of the Seller's Affiliates and arising out of or in connection with (i) the Purchaser and/or the Purchaser's Representatives' entry upon the Property, (ii) any Investigations or other activities conducted thereon by the Purchaser or the Purchaser's Representatives, and (iii) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations or any other activities conducted thereon by the Purchaser or the Purchaser's Representatives.

         The provisions of this Section 4.1 shall survive the termination of this Agreement and the Closing.

         4.2   PURCHASER'S TERMINATION NOTICE.

         Subject to the provisions of the last paragraph of this Section 4.2, the Purchaser shall have the right to elect to terminate this Agreement by giving written notice (the "Purchaser's Termination Notice") of such election to the Seller at any time prior to the expiration of the Due Diligence Period if the Purchaser shall determine, in Purchaser's sole discretion, that the Property is not satisfactory for any reason whatsoever.

         If for any reason whatsoever the Seller shall not have received the Purchaser's Termination Notice prior to the expiration of the Due Diligence Period, the Purchaser shall be deemed to have irrevocably waived the right of termination granted under this Section 4.2, and such right of termination shall be of no further force or effect, provided, however, failure by the Purchaser to deliver Downpayment B on or before the date hereof shall be deemed receipt by Seller of Purchaser's Termination Notice as of such time and date.

         Purchaser and Seller acknowledge and agree that the Due Diligence Period has terminated and that the Purchaser has no right to terminate the Agreement pursuant to this Section 4.2.

         4.3   ESTOPPEL CERTIFICATE.

         The Seller shall use reasonable efforts to obtain an estoppel certificate from the tenant under the Lease (i) as soon as practicable after November 6, 1998; and (ii) in the event that the tenant under the Lease is still in occupancy of the Property on the Closing Date, within thirty (30) days of the Closing Date, but in no event shall it be deemed to be an obligation of the Seller under this Agreement to obtain either executed estoppel certificate. The estoppel certificates shall be in the form annexed hereto as Exhibit F and made a part hereof. If the tenant under the Lease fails to deliver either estoppel certificate in the form required by this

Agreement, Seller shall have the right to substitute in lieu thereof an estoppel certificate substantially in such form executed by Seller and such estoppel certificate shall be treated for all purposes as an estoppel certificate from such tenant. In the event that the tenant under the Lease is no longer in occupancy of the Property as of the Closing Date, the Seller shall provide the Purchaser with a certificate at Closing indicating that the tenant under the Lease has vacated the Property. Purchaser shall not contact the tenant under the Lease prior to Closing without (i) providing Seller with one (1) day prior written or telephonic notice of such contact, and (ii) if Seller so requests, within such one (1) day period, a representative of Seller being present.

5.       TITLE.

         The Seller shall convey and the Purchaser shall accept title to the Property subject to those matters set forth on Schedule 3 hereto (collectively the "Permitted Encumbrances"). The Seller has delivered to the Purchaser, at the Seller's expense, a commitment for an owner's fee title insurance policy with respect to the Property (the "Title Commitment") from Chicago Title Insurance Company (the "Title Company"), together with true and complete copies of all instruments giving rise to any defects or exceptions to title to the Property. The Seller has delivered to the Purchaser, at the Seller's expense, an as-built survey ("Survey") of the Land and Building after the date of this Agreement and prepared in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" for Urban Surveys (including Table A items 1, 2, 3, 4, 6, 7, 8, 9, 10, 11 and 13) jointly established and adopted by ALTA and ACSM in 1992.

         5.1   UNACCEPTABLE ENCUMBRANCES.

         If the Title Commitment or the Survey indicate the existence of any liens or encumbrances (collectively, "Liens") or other defects or exceptions in or to title to the Property other than the Permitted Encumbrances (collectively, the "Unacceptable Encumbrances") subject to which the Purchaser is unwilling to accept title and the Purchaser gives the Seller notice of the same within fourteen (14) days after the later to occur of Purchaser's receipt of (i) the Title Commitment or (ii) the Survey, and the Seller shall undertake to eliminate the same (or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property) subject to Section 5.2. The Purchaser hereby waives any right the Purchaser may have to advance as objections to title or as grounds for the Purchaser's refusal to close this transaction any Unacceptable Encumbrance which the Purchaser does not notify the Seller of within such fourteen (14) day period unless (i) such Unacceptable Encumbrance was first raised by the Title Company subsequent to the date of the Title Commitment or the Purchaser shall otherwise first discover same or be advised of same subsequent to the date of the Title Commitment or the Survey, respectively, and (ii) the Purchaser shall notify the Seller of the same within five (5) days after the Purchaser first becomes aware of such Unacceptable Encumbrance. Seller agrees to notify Purchaser within five
(5) days of any new liens of record of which Seller has actual knowledge of and which arise subsequent to the date of the Title Commitment. The Seller, in its sole discretion, may adjourn the Closing one or more times for up to sixty (60) days in the aggregate in order to eliminate Unacceptable Encumbrances provided, however, that the Closing may not be adjourned beyond June 30, 1999.

         5.2   REMOVAL OF UNACCEPTABLE ENCUMBRANCES.

         The Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate Unacceptable Encumbrances not waived by the Purchaser or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property; except that the Seller shall satisfy Unacceptable Encumbrances which are (i) mortgages and past due real estate taxes and assessments secured by or affecting the Property, and (ii) judgments against the Seller or other Liens secured by or affecting the Property which judgments and other Liens can be satisfied by payment of liquidated amounts not to exceed $2,000,000 in the aggregate for all such judgments and other Liens. The Seller may eliminate any such Unacceptable Encumbrance by the payment of amounts necessary to cause the removal thereof of record, by bonding over such Unacceptable Encumbrance in a manner reasonably satisfactory to the Purchaser or by arranging for title insurance reasonably satisfactory to the Purchaser insuring against enforcement of such Unacceptable Encumbrance against, or collection of the same out of, the Property.

         5.3   OPTIONS UPON FAILURE TO REMOVE UNACCEPTABLE LIENS.

         If the Seller is unable or is not otherwise obligated (pursuant to Section 5.2) to eliminate all Unacceptable Encumbrances not waived by the Purchaser, or to bond over in a manner reasonably satisfactory to the Purchaser any Unacceptable Encumbrances not waived by the Purchaser, or to arrange for title insurance reasonably acceptable to the Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property, and to convey title in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 5.1), the Purchaser shall elect on the Closing Date, as its sole remedy for such inability of the Seller, either (i) to terminate this Agreement by notice given to the Seller pursuant to Section 14.1, in which event the provisions of Section 14.1 shall apply, or (ii) to accept title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.

         5.4   USE OF PURCHASE PRICE.

         If on the Closing Date there may be any Liens or other encumbrances which the Seller must pay or discharge in order to convey to the Purchaser such title as is herein provided to be conveyed, the Seller may use any portion of the Purchase Price to satisfy the same, provided:

                  (a) the Seller shall deliver to the Purchaser or the Title Company, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record together with the cost of recording or filing said instruments; or

                  (b) the Seller, having made arrangements with the Title Company, shall deposit with said company sufficient moneys acceptable to said company to insure the obtaining and the recording of such satisfactions.

         5.5   TRANSFER TAXES; TITLE INSURANCE PREMIUMS.

         At the Closing, the Seller shall pay all transfer taxes (the "Transfer Tax Payments") imposed pursuant to the Laws of the Commonwealth of Massachusetts or any other governmental authority in respect of the transactions contemplated by this Agreement by delivery to the Title Company of sufficient funds to pay such taxes. At the Closing, the premiums due the Title Company to obtain title insurance policies in the form contemplated by the Title Commitment (as the same may be amended pursuant to this Agreement), the cost of obtaining the Survey, and recording fees of the Title Company shall be paid by the Purchaser. Any fee owed to the Escrow Agent for its services as Escrow Agent shall be divided equally between Purchaser and Seller. The Seller shall also pay for the cost of recording any lien discharges which are required in order for Seller to deliver title to the Property in accordance with the terms of this Agreement.

6.       REPRESENTATIONS AND WARRANTIES OF THE SELLER.

         The Seller represents and warrants to the Purchaser as follows:

                  (a) The Seller is a duly formed and validly existing limited partnership organized under the laws of the Commonwealth of Massachusetts and is qualified under the laws of the Commonwealth of Massachusetts to conduct business therein.

                  (b) The Seller has the full, legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by the Seller pursuant to this Agreement (collectively, the "Seller's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Seller's Documents.

                  (c) This Agreement and the Seller's Documents do not and will not contravene any provision of the limited partnership agreement of the Seller, any judgment, order, decree, writ or injunction issued against the Seller, or, to the Seller's actual knowledge, any provision of any laws or governmental ordinances, rules, regulations, orders or requirements (collectively, the "Laws") applicable to the Seller. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by the Seller under any agreement to which the Seller or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Seller.

                  (d) The Seller has no actual knowledge of any leases, licenses, other occupancy agreements or material agreements which will survive termination of the Lease and the conveyance of the Property to Purchaser affecting any portion of the Property on the date hereof, except for (i) the Lease described in Schedule 4 annexed hereto and made a part hereof (the "Lease"); and (ii) any other instrument described on Schedule 4. To Seller's actual knowledge, the copy of the Lease furnished by the Seller to the Purchaser is true and complete. To the Seller's actual knowledge, the Lease is in full force and effect, without any material default by the Seller or the tenant thereunder. To the Seller's actual knowledge, except as listed on
         Schedule 4, the Seller has not given or received any notice of default which remains uncured or unsatisfied, with respect to the Lease, nor does any condition exist which with the passage of time the giving of notice or would constitute a default under the Lease by Seller or the tenant under the Lease.

                  (e) To the Seller's actual knowledge, there are no pending actions, suits, proceedings or investigations to which the Seller is a party before any court or other governmental authority with respect to the Property owned by the Seller except as set forth on Schedule 5 hereto. To the best of Seller's actual knowledge, Seller has not received written notice of a threat of any such actions, suits, proceedings or investigations except as set forth on Schedule 5.

                  (f) To the best of Seller's actual knowledge, Seller has not received notice from any insurance company of any defects or inadequacies in any portion of the Property.

                  (g) From and after the date hereof until the termination of this Agreement by virtue of sale of the Property to the Purchaser or otherwise, the Seller shall not enter into any agreement for the sale of the Property, including, without limitation, any agreement for the sale of the Property which is contingent upon the termination of this Agreement.

                  (h) Except as set forth in the Lease and in this Agreement, Seller has not granted any options to acquire the Property or leases to occupy all or any portion of the Property, which remain in effect.

         6.1   SURVIVAL OF REPRESENTATIONS.

         The representations and warranties of the Seller set forth in this
Section 6 (i) shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date), and (ii) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of one year following the Closing Date and then shall expire, and no action or claim based thereon shall be commenced after such period.

         6.2   DISCOVERY OF UNTRUE REPRESENTATION.

         If at or prior to the Closing, (i) the Purchaser shall become aware that any of the representations or warranties made herein by the Seller is untrue, inaccurate or incorrect in any material respect and shall give the Seller notice thereof at or prior to the Closing, or (ii) the Seller shall notify the Purchaser that a representation or warranty made herein by the Seller is untrue, inaccurate or incorrect, then the Seller may, in its sole discretion (unless Seller is obligated pursuant to Section 5.2 hereof to use efforts to cure such untrue, inaccurate or incorrect representation or warranty, in which case Seller will use such efforts as are required under Section 5.2 hereof to cure such untrue, inaccurate or incorrect representation or warranty), elect by notice to the Purchaser to adjourn the Closing one or more times for up to sixty
(60) days in the aggregate in order to cure or correct such untrue, inaccurate or incorrect representation or warranty provided, however, that Seller may not adjourn the Closing beyond June 30, 1999. If any such representation or warranty is not cured or corrected by the Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), then the Purchaser, as its sole remedy for such inability of Seller, shall elect either (i) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by notice given to Seller pursuant to the provisions of Section 14.1. In the event the Closing occurs, the Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against the Seller for damages that the Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of the Seller's representations or warranties being untrue, inaccurate or incorrect if the Purchaser knew, should have known or is deemed to have known that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and the Purchaser nevertheless closes title hereunder.

         6.3   LIMITED NATURE OF REPRESENTATIONS.

         The Purchaser acknowledges that neither the Seller nor any of the Seller's Affiliates, nor any of their agents or representatives, nor Broker has made any representations or held out any inducements to the Purchaser other than those specifically set forth in this Section 6 and Section 11. The Purchaser acknowledges that the Seller, pursuant to the terms of this Agreement, has afforded or will afford the Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property and all Property Information. The Purchaser acknowledges and agrees that (i) the Property Information delivered or made available to the Purchaser and the Purchaser's Representatives by the Seller or the Seller's Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of the Seller and/or any of the Seller's Affiliates; (ii) neither the Seller nor any of the Seller's Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; (iii) the Purchaser is relying solely on its own investigations, examinations and inspections of the Property and those of the Purchaser's Representatives and is not relying in any way on the Property Information furnished by the Seller or any of the Seller's Affiliates, or any of their agents or representatives, except to the extent of any representations or warranties expressly set forth in Section 6(a)-(h) of this Agreement specifically with regard to such Property Information; and (iv) except as may be expressly set forth in Section 6(a)-(h) of this Agreement specifically with regard to such Property Information, the Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information, and the Purchaser releases the Seller and the Seller's Affiliates, and their agents and representatives, from any and all liability with respect thereto. The Purchaser or anyone claiming by, through or under the Purchaser, hereby fully and irrevocably releases the Seller and the Seller's Affiliates from any and all claims that it may now have or hereafter acquire against any of the Seller or the Seller's Affiliates for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, except for claims against the Seller based upon any obligations and liabilities of the Seller expressly provided in this Agreement.

         The provisions of this Section 6 shall survive the Closing.

7.       REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

         The Purchaser represents and warrants to the Seller as follows:

                  (a) The Purchaser is a duly formed and validly existing corporation organized under the laws of the Commonwealth of Massachusetts.

                  (b) The Purchaser has the full, legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under the Purchaser's Documents.

                  (c) This Agreement and the Purchaser's Documents do not and will not contravene any provision of the articles of organization of the Purchaser, any judgment, order, decree, writ or injunction issued against the Purchaser, or to the Purchaser's actual knowledge any provision of any Laws applicable to the Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by the Purchaser under any agreement to which the Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Purchaser.

                  (d) To Purchaser's actual knowledge, there are no pending actions, suits, proceedings or investigations to which the Purchaser is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.

         The representations and warranties of the Purchaser set forth in this
Section 7 and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date) and shall survive the Closing for a period of two (2) years.

8.       DOCUMENTS TO BE DELIVERED BY THE SELLER AT CLOSING.

         At the Closing, the Seller shall execute, acknowledge and/or deliver, as applicable, the following to the Purchaser:

                  (a) A quitclaim deed (the "Deed") conveying title to the Property in the form of Exhibit A annexed hereto and made a part hereof.

                  (b) In the event that the Lease is in force and effect as of the Closing Date, the Assignment and Assumption of Leases and Security Deposits in the form of Exhibit B annexed hereto and made a part hereof assigning without warranty or representation all of the Seller's right, title and interest, if any, in and to the Lease in effect on the Closing Date, all guarantees thereof and the security deposits thereunder in the Seller's possession, if any (the "Lease Assignment").

                  (c) The Assignment and Assumption of Intangible Property in the form of Exhibit C annexed hereto and made part hereof assigning without warranty or representation all of the Seller's right, title and interest, if any, in and to all intangible property owned by the Seller with respect to the operation of the Property listed on Schedule 7 annexed hereto and made a part hereof, including, without limitation, the trade name Riverview at Wellington (the "Intangible Property Assignment") (the Lease Assignment and the Intangible Property Assignment are herein referred to collectively as the "A & A Agreements").

                  (d) In the event that the Lease is in full force and effect as of the Closing Date, to the extent in the Seller's possession, executed counterparts of the Lease and any amendments, guarantees and other documents relating thereto, together with a schedule of any security deposit thereunder and the accrued interest on such security deposit payable to tenant under the Lease which are in the possession of or received by the Seller.

                  (e) A bill of sale in the form of Exhibit E annexed hereto and made a part hereof (the "Bill of Sale") conveying, transferring and selling to the Purchaser without warranty or representation all right, title and interest of the Seller in and to the Personal Property, which is not conveyed pursuant to the Limited Warranty Bill of Sale.

                  (f) In the event that the Lease is in full force and effect as of the Closing Date, a notice to the tenant under the Lease in the form of Exhibit E annexed hereto and made a part hereof advising the tenant of the sale of the Property to the Purchaser and directing that rents and other payments thereafter be sent to the Purchaser or as the Purchaser may direct.

                  (g) A certificate of a general partner of the Seller that the Seller has taken all necessary partnership action to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

                  (h) In the event that the Lease is in full force and effect as of the Closing Date, an executed original of the estoppel certificate or certificate of the Seller required by Section 4.3.

                  (i) To the extent in the Seller's possession and not already located at the Property, keys to all entrance doors to, and equipment and utility rooms located in, the Property.

                  (j) To the extent in the Seller's possession and not already located at the Property, all Licenses.

                  (k) To the extent in the Seller's possession and not located at the Building, plans and specifications of the Building.

                  (l) A "FIRPTA" affidavit sworn to by the Seller in the form of Exhibit G annexed hereto and made a part hereof. The Purchaser acknowledges and agrees that upon the Seller's delivery of such affidavit, the Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  (m) a certificate issued by the Secretary of State of the Commonwealth of Massachusetts indicating that the Seller is in legal existence and corporate good standing.

                  (n) A Special Warranty Bill of Sale in the form of Exhibit L annexed hereto and made a part hereof (the "Limited Warranty Bill of Sale") conveying, transferring and selling to the Purchaser all right, title and interest of the Seller in and to the Libert Units, generators and raised floors located at the Building.

                  (o) Subject to the provisions of Section 13.3, a copy of a Response Action Outcome ("RAO") Statement, evidencing receipt by the Massachusetts Department of Environmental Protection ("DEP"), pursuant to the Massachusetts Contingency Plan, 310 CMR 40.0000 (the "MCP"), which RAO Statement supports a Class A or Class B RAO, with or without an Activity and Use Limitation ("AUL"). In the event the RAO Statement relies upon the implementation of an AUL, such AUL shall not limit the use of the Building as an operations center for the Purchaser or as general office space or for any other commercial or industrial use otherwise allowed under applicable law.

                  (p) All other documents the Seller is required to deliver pursuant to the provisions of this Agreement, including, without limitation, any documents reasonably required by the Title Company for the purpose of issuing an owner's policy of title insurance without exception for mechanics' liens or parties in possession.

9.       DOCUMENTS TO BE DELIVERED BY THE PURCHASER AT CLOSING.

         At the Closing, the Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to the Seller:

                  (a) The cash portion of the Purchase Price payable at the Closing pursuant to Section 2, subject to apportionments, credits and adjustments as provided in this Agreement.

                  (b) The Bill of Sale.

                  (c) If the Purchaser is a corporation, (i) copies of the articles of organization and by-laws of the Purchaser and of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of the Purchaser; (ii) a good standing certificate issued by the state of incorporation of the Purchaser, dated within thirty (30) days of the Closing Date; and (iii) an incumbency certificate executed by the Clerk or Assistant Clerk of the Purchaser with respect to those officers of the Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

                  (d) The A & A Agreements.

                  (e) The Limited Warranty Bill of Sale.

                  (f) All other documents the Purchaser is required to deliver pursuant to the provisions of this Agreement.

10.      OPERATION OF THE PROPERTY PRIOR TO THE CLOSING DATE.

         Between the date hereof and the Closing Date, the Seller shall continue to operate and maintain the Property in accordance with its customary practice.

         10.1  NEW LEASES; ALTERATION OF LEASE.

         From and after the date hereof until the Closing Date or the earlier termination of this Agreement, the Seller shall not enter into any new lease with respect to the Property or alter the Lease without the prior written consent of the Purchaser. The Seller shall not enter into any new lease with respect to the Property which is contingent upon the termination of this Agreement.

         10.2  TERMINATION OF LEASE.

         Notwithstanding anything to the contrary contained in this Agreement, the Seller reserves the right, but is not obligated, to institute summary proceedings against the tenant under the Lease or terminate the Lease as a result of a default by the tenant thereunder prior to the Closing Date. The Seller makes no representations and assumes no responsibility with respect to
(i) the continued occupancy of the Property or any part thereof by the tenant under the Lease and (ii) the fulfillment by such tenant of its obligations under the Lease. The removal of such tenant whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of the Purchaser. Further, the Purchaser agrees that it shall not be grounds for the Purchaser's refusal to close this transaction that such tenant is a holdover tenant or in default under its Lease pursuant to any economic or non-economic terms of the Lease on the Closing Date and the Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.

         10.3  INSURANCE.

         Until the Closing, Seller shall maintain, or cause the tenant under the Lease to maintain, insurance on the Property in accordance with the terms of the Lease.

11.      BROKER.

         The Purchaser and the Seller represent and warrant to each other that John Power, David Fitzgerald and Phil Giunta of CB Richard Ellis Whittier Partners (collectively, the "Broker") is the sole broker with whom they have dealt in connection with the Property and the transactions described herein. The Purchaser shall be liable for, and shall indemnify the Seller against, all brokerage commissions or other compensation due to John Power and David Fitzgerald arising out of the transaction contemplated in this Agreement, which compensation shall be paid subject and pursuant to a separate agreement between the Purchaser and the Broker. The Seller shall be liable for and shall indemnify the Purchaser against, all brokerage commissions or other compensation due to Phil Giunta arising out of the transaction contemplated in this Agreement, which compensation shall be paid subject and pursuant to a separate agreement between Seller and Broker. Each party hereto agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, except (in the case of the Purchaser as indemnitor hereunder) the Broker, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party. The obligations and representations and warranties contained in this Section 11 shall survive the termination of this Agreement and the Closing.

12.      CASUALTY; CONDEMNATION.

         12.1  DAMAGE OR DESTRUCTION.

         If a "material" part (as hereinafter defined) of the Property is damaged or destroyed by fire or other casualty whether insured or uninsured, intentional or unintentional, the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days after receipt of the Seller's notice; provided, however, that the Purchaser's election shall be ineffective if within ten (10) days after the Seller's receipt of the Purchaser's election notice, the Seller shall elect by notice to the Purchaser to repair such damage or destruction and shall thereafter complete such repair by the earlier to occur of (i) 90 days after the then scheduled Closing Date at the time of the Purchaser's election; or (ii) June 30, 1999. If the Seller makes such election to repair, the Seller shall have the right to adjourn the Closing Date one or more times for up to 90 days in the aggregate, provided, however, that the Seller may not extend the Closing Date beyond June 30, 1999, in order to complete such repairs and shall have the right to retain all insurance proceeds which the Seller may be entitled to receive as a result of such damage or destruction. If (i) the Purchaser does not elect to terminate this Agreement as to the damaged Property, (ii) the Purchaser elects to terminate this Agreement as to the damaged Property but such election is ineffective because the Seller elects to repair such damage and completes such repair within such time period provided above (which period shall not extend beyond June 30, 1999), or (iii) there is damage to or destruction of an "immaterial" part ("immaterial" is herein deemed to be any damage or destruction which is not "material", as such term is hereinafter defined) of the Property, the Purchaser shall close title as provided in this Agreement and, at the Closing, the Seller shall, unless the Seller has repaired such damage or destruction prior to the Closing which repair shall be subject to Purchaser's reasonable approval, (x) pay over to the Purchaser the proceeds of any insurance collected by the Seller less the amount of all costs incurred by the Seller in connection with the repair of such damage or destruction, and (y) assign and transfer to the Purchaser all right, title and interest of the Seller in and to any uncollected insurance proceeds which the Seller may be entitled to receive from such damage or destruction, provided, however, if the cost of repairing such damage or destruction is equal to or greater than Twenty Five Thousand Dollars ($25,000.00) and equal to or less than Two Hundred and Fifty Thousand Dollars ($250,000.00), in the reasonable estimation of a third party contractor mutually agreed upon by Seller and Purchaser, then (xx) Seller shall repair such damage or destruction to the reasonable satisfaction of Purchaser on or before the scheduled Closing Date; or (yy) Seller shall have a reduction in the Purchase Price at Closing equal to the cost of the repair of such damage or destruction (as estimated by such third party contractor) and Seller shall retain any insurance proceeds relevant to such damage or destruction. A "material" part of the Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement shall be ten percent (10%) or more of the Purchase Price.

         12.2  CONDEMNATION.

         If, prior to the Closing Date, all or any "significant" portion (as hereinafter defined) of the Property is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days after receipt of the Seller's notice. If the Purchaser does not elect to terminate this Agreement, or if an "insignificant" portion ("insignificant" is herein deemed to be any taking which is not "significant", as such term is herein defined) of the Property is taken by eminent domain or condemnation, at the Closing the Seller shall assign and turnover, and the Purchaser shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation. A "significant" portion of the Property means (i) 10% or more of the main office building on the Land, (ii) a portion of the parking areas if the taking thereof reduces the remaining available number of parking spaces below the minimum legally required, or (iii) a legally required driveway on the Land if such driveway is the predominant means of ingress thereto or egress therefrom.

         12.3  TERMINATION.

         If the Purchaser effectively terminates this Agreement pursuant to
Section 12.1 or 12.2, this Agreement shall be terminated and the rights of the parties shall be the same as if notice of termination were given pursuant to
Section 14.1.

13.      CONDITIONS PRECEDENT TO CLOSING.

         13.1  CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS TO PERFORM.

         Subject to Section 13.3, the Purchaser's obligation under this Agreement to purchase the Property is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Seller contained herein shall be materially true, accurate and correct as of the Closing Date except to the extent they relate only to an earlier date; (ii) the Seller shall be ready, willing and able to deliver title to the Property in accordance with the terms and conditions of this Agreement; (iii) any conditions precedent to the Purchaser's obligation to purchase the Property which is validly listed in the Purchaser's Termination Notice as being unsatisfied has been satisfied; (iv) the Seller shall have delivered all the documents and other items required pursuant to Section 8; (v) no violation of Law (a) first occurring subsequent to the date hereof; and (b) having a material adverse effect on the Property shall have occurred, and the Seller shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.

         13.2 CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS TO PERFORM.

         The Seller's obligation under this Agreement to sell the Property to the Purchaser is subject to the fulfillment of each of the following conditions:
(i) the representations and warranties of the Purchaser contained herein shall be materially true, accurate and correct as of the Closing Date; (ii) the Purchaser shall have delivered the funds required hereunder and all the documents to be executed by the Purchaser set forth in Section 9 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing; and (iii) the additional matters set forth in Schedule 8 annexed hereto and made a part hereof shall have occurred or been delivered to the Seller, as applicable, at or prior to the Closing.

         13.3 CONDITIONS PRECEDENT TO PURCHASER'S AND SELLER'S OBLIGATIONS TO PERFORM REGARDING ENVIRONMENTAL MATTERS.

                  (a) The Purchaser's obligation under this Agreement to purchase the Property is subject to the Seller, at Purchaser's sole cost, having caused Haley & Aldrich, or another environmental consulting firm approved by Purchaser, which approval shall not be unreasonably withheld, to perform the work set forth in the Scope of Work for Subsurface Investigations, dated November 13, 1998 and prepared by Haley & Aldrich, attached hereto as Exhibit L (the "Scope of Work"). Seller shall furnish to the Purchaser copies of all test results relating to the work conducted pursuant to the Scope of Work ("Seller's Test Data") promptly after Seller's receipt of same. Purchaser or anyone claiming by, through or under the Purchaser, hereby fully and irrevocably releases the Seller and the Seller's Affiliates from any and all claims, costs, losses, expenses, actions or causes of action that it may now have or hereafter acquire against the Seller or Seller's Affiliates with respect to the accuracy or completeness of any such studies or reports delivered to Purchaser by Seller.

                  (b) Within forty-five (45) days of providing the Purchaser with Seller's Test Data, the Seller's LSP shall determine (x) whether a Class A or Class B RAO, with or without an AUL, as set forth in Section 8(o) of this Agreement, may be obtained without having to perform additional response action (as defined in MCP) beyond that which is described in the Scope of Work, and (y) whether such RAO may be achieved within three (3) years of the Closing Date. In the event that the Seller's LSP, in its reasonable discretion, determines that a RAO may not be obtained in strict accordance with the terms and conditions set forth in the immediately preceding sentence, the Seller may, at its sole option, terminate this Agreement by providing the Purchaser with written notice of its election to terminate this Agreement within the forty-five (45) day period set forth in the immediately preceding sentence; thereafter, the Seller and the Purchaser shall have their respective rights and obligations set forth in Section 14.1. In the event that the Seller does not elect to terminate this Agreement pursuant to the above provisions, the Seller shall provide the Purchaser with a plan setting forth a description of any actions, including any response actions, required to obtain a Class A or Class B RAO at the Property ("Seller's Response Plan"). Seller's obligations pursuant to Section 8(o) shall be deemed fulfilled if (xx) Purchaser's LSP, together with Seller's LSP, agree, in their respective reasonable discretion, that there is a substantial likelihood that the completion of Seller's Response Plan will support the filing of a Class A or Class B RAO in strict accordance with the requirements set forth in the first sentence of this Section 13.3(b); and (yy) Seller has placed in an interest bearing escrow account (the "Response Plan Account") created pursuant to an escrow agreement which shall be mutually acceptable to both the Seller and the Purchaser, an amount equal to 125% of the total costs estimated and agreed upon between Seller's LSP and Purchaser's LSP to conduct the response actions set forth in Seller's Response Plan. Interest on the funds deposited in the Response Plan Account shall be property of the Seller and paid to the Seller on a monthly basis. After a Class A or Class B RAO has been obtained at the Property, any funds remaining in the Response Plan Account shall be disbursed to the Seller. In the event that Purchaser's LSP and Seller's LSP do not agree that there is a substantial likelihood that the completion of Seller's Response Plan will support the filing of Class A or Class B RAO in strict accordance with the requirements set forth in the first sentence of this Section 13.3(b), Purchaser may terminate this Agreement by providing Seller with written notice of such disagreement within thirty (30) days of Purchaser's receipt of Seller's Response Plan; thereafter, the

         Purchaser and the Seller shall have their respective rights and obligations as set forth in Section 14.1. Notwithstanding anything contained in this Section 13.3 to the contrary, at any time at which this Agreement allows the Seller to terminate the Agreement, Purchaser may, by providing the Seller with written notice within ten (10) days of receipt of Seller's termination, elect to waive all conditions of Closing related to environmental matters and close the transaction as provided for in Section 1.2 above. In such event, all of Seller's obligations pursuant to this Section 13.3 including, without limitation, the obligation to prepare and perform Seller's Response Plan and fund the Response Plan Account, shall terminate and be of no further force and effect.

         13.4  REMEDIES UPON FAILURE TO SATISFY CONDITIONS.

         In the event that any condition contained in Sections 13.1, 13.2 or
13.3 is not satisfied, the party entitled to the satisfaction of such condition as a condition to its obligation to close title shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition whereupon title shall close as provided in this Agreement or (ii) proceed as provided in
Section 14 hereof.

14.      REMEDIES.

         14.1  SELLER'S INABILITY TO PERFORM.

         If the Closing fails to occur by reason of the Seller's inability to perform its obligations under this Agreement which has not been waived pursuant to Section 13.3, then the Purchaser, as its sole remedy for such inability of the Seller, may terminate this Agreement by notice to the Seller. The Seller shall be deemed to have an inability to perform its obligations hereunder if Seller has used all efforts expressly required pursuant to the terms of this Agreement and nonetheless is unable to perform its obligations hereunder. If the Purchaser elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein (collectively, the "Surviving Obligations"), and except that the Purchaser shall be entitled to a return of the Deposit provided the Purchaser is not otherwise in default hereunder. Except as set forth in this Section 14.1, the Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of the Seller's inability to perform its obligations hereunder. Notwithstanding anything to the contrary herein, if the Seller's inability to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser or any of the Purchaser's Representatives, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this Section 14.1 or elsewhere in this Agreement.

         14.2  PURCHASER'S FAILURE TO PERFORM.

         In the event of a default hereunder by the Purchaser or if the Closing fails to occur by reason of the Purchaser's failure or refusal to perform its obligations hereunder, then the Seller may terminate this Agreement by notice to the Purchaser. Purchaser shall be deemed to have failed to perform its obligations hereunder if Purchaser has intentionally not used all efforts expressly required pursuant to the terms of this Agreement and such intentional failure has resulted in Purchaser not being able to fulfill its obligations hereunder. If the Seller elects to terminate this Agreement, then
(i) this Agreement shall be terminated; (ii) the Seller shall retain the Downpayment as liquidated damages, as Seller's sole remedy at law or in equity (subject to the immediately following sentence) for all loss, damage and expenses suffered by the Seller, it being agreed that the Seller's damages are impossible to ascertain, and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations; and
(iii) all interest on the Downpayment shall be disbursed by the Escrow Agent to the Purchaser. Nothing contained herein shall limit or restrict the Seller's ability to pursue any rights or remedies it may have against the Purchaser with respect to the Surviving Obligations. Except as set forth in this Section 14.2 and the Surviving Obligations, the Seller hereby expressly waives, relinquishes and releases any other right or remedy available to them at law, in equity or otherwise by reason of the Purchaser's default hereunder or the Purchaser's failure or refusal to perform its obligations hereunder. Notwithstanding anything to the contrary herein, if the Purchaser's default or the Purchaser's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Seller or any of the Seller's Affiliates, the Seller shall not be relieved of its obligations under this Agreement and the Seller shall not be entitled to any right or remedy provided in this Section 14.2 or elsewhere in this Agreement.

         14.3  SELLER'S FAILURE TO PERFORM.

         If the Closing fails to occur by reason of the Seller's failure or refusal to perform its obligations hereunder which has not been waived by the Purchaser, then the Purchaser, as its sole remedy hereunder, may (i) terminate this Agreement by notice to the Seller or (ii) seek specific performance from the Seller which shall be Purchaser's sole and exclusive remedy at law and in equity if sought by Purchaser. As a condition precedent to the Purchaser exercising any right it may have to bring an action for specific performance as the result of the Seller's failure or refusal to perform their obligations hereunder, the Purchaser must commence such an action on or before September 30, 1999. The Purchaser agrees that its failure to timely commence such an action for specific performance on or before September 30, 1999 shall be deemed a waiver by it of its right to commence such an action. Notwithstanding anything to the contrary herein, if the Seller's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser or any of the Purchaser's Representatives, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this Section 14.3 or elsewhere in this Agreement.

15.      ESCROW.

         The Escrow Agent shall hold the Downpayment and all interest accrued thereon, if any (collectively, the "Deposit" which term shall refer to Downpayment A plus all interest accrued thereon until delivery of Downpayment B to the Escrow Agent and which term shall refer to Downpayment A, Downpayment B and all interest accrued thereon after delivery of

Downpayment B to the Escrow Agent) in escrow and shall dispose of the Deposit only in accordance with the provisions of that certain Escrow Agreement of even date herewith by and among the Escrow Agent, the Purchaser and the Seller relating to the Property (the "Escrow Agreement") in the form of Exhibit H hereto. Simultaneously with its execution and delivery of this Agreement, the Purchaser shall furnish the Escrow Agent with its true Federal Taxpayer Identification Number so that the Escrow Agent may file appropriate income tax information returns with respect to any interest earned on or credited to the Deposit. Purchaser, as the party entitled to the economic benefit of the Deposit representing interest earned on the Downpayment shall be responsible for the payment of any tax due thereon. The Escrow Agent shall remit interest on the Downpayment to the Purchaser on a monthly basis or, if the Escrow Agent is unable to do so, on such periodic basis as the Escrow Agent is able to remit such payment.

         The provisions of the Escrow Agreement shall survive the termination of this Agreement and the Closing.

16.      NOTICES.

         All notices, elections, consents, approvals, demands, objections, requests or other communications which the Seller or the Purchaser may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and (i) delivered by hand to the addresses set forth below, or (ii) (a) sent by express mail or courier (for next business day delivery), or
(b) sent by certified or registered mail, return receipt requested with proper postage prepaid, addressed as follows:

         IF TO THE SELLER:

         c/o Preotle, Lane & Associates Ltd.
         535 Madison Avenue
         New York, New York  10022-4212
         Attention:  John J. Preotle, Jr.

         WITH COPIES TO:

         Victor J. Paci, Esq.
         Bingham Dana LLP
         150 Federal Street
         Boston, Massachusetts 02110

         AND

         Vincent M. Sacchetti, Esq.
         Bingham Dana LLP
         150 Federal Street
         Boston, Massachusetts 02110

         IF TO THE PURCHASER:

         Middlesex Realty Holdings Corp.
         c/o USTrust
         30 Court Street
         Boston, MA  02108
         Attention:  Walter E. Huskins, Jr., Executive Vice President
         Attention: Eric R. Fischer, Esq., Executive Vice President and General Counsel

         WITH A COPY TO:

         Brown, Rudnick, Freed & Gesmer
         One Financial Center
         Boston, MA  02111
         Attention:  Peter D. Gens, Esq.

The Seller or the Purchaser may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 16. A notice or other communication sent in compliance with the provisions of this Section 16 shall be deemed given and received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above (or to such other address as such party has designated as provided above), (ii) if sent by express mail or overnight courier, on the date it is delivered to the other party, or (iii) if sent by registered or certified mail, on the third business day following the day such mailing is made.

17.      PROPERTY INFORMATION AND CONFIDENTIALITY.

         The Purchaser agrees that, prior to the conclusion of the Due Diligence Period, all Property Information shall be kept strictly confidential and shall not, without the prior consent of the Seller, be disclosed by the Purchaser or the Purchaser's Representatives. Moreover, the Purchaser agrees that, prior to the conclusion of the Due Diligence Period (or if this Agreement has been terminated pursuant to Section 4.2 hereof), the Property Information will be transmitted only to the Purchaser's Representatives (i) who need to know the Property Information for the purpose of evaluating the Property, and who are informed by the Purchaser of the confidential nature of the Property Information, and (ii) who agree to be bound by the terms of this Section 17 and
Section 6.3. The provisions of this Section 17 shall in no event apply to Property Information which is a matter of public record and shall not prevent the Purchaser from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. The indemnification set forth in Section 4.1(g) shall not apply to any liability which Seller incurs as a result of Purchaser disclosing any Property Information to a governmental agency if Purchaser's failure to do so would be a violation of any Law.

         17.1  PRESS RELEASES.

         The Purchaser and Seller, for the benefit of each other, hereby agree that between the date hereof and the conclusion of the Closing, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto, which consent may be withheld on the basis of such other party's review of any such press release. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

         17.2  RETURN OF PROPERTY INFORMATION.

         In the event this Agreement is terminated, the Purchaser and the Purchaser's Representatives shall promptly deliver to the Seller all originals and copies of the Property Information in the possession of the Purchaser and the Purchaser's Representatives other than the work product of Purchaser or Purchaser's representatives.

         17.3  PROPERTY INFORMATION DEFINED.

         As used in this Agreement, the term "Property Information" shall mean
(i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof (including, without limitation, the Lease and Seller's Test Data) furnished to, or otherwise made available for review by, the Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, the "Purchaser's Representatives"), by the Seller or any of the Seller's Affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by the Purchaser or the Purchaser's Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i), or the Investigations, or otherwise reflecting their review or investigation of the Property.

         17.4  REMEDIES.

         In addition to any other remedies available to the Seller, the Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the Purchaser or the Purchaser's Representatives in order to enforce the provisions of this Section 17 and 6.3.

         The provisions of this Section 17 shall survive the termination of this Agreement and the Closing.

18.      ACCESS TO RECORDS.

         For a period of three (3) years subsequent to the Closing Date, the Seller, the Seller's Affiliates and their employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to the Purchaser by the Seller at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to the Purchaser, and shall have the right, at their sole cost and expense, to make copies of such documents, books and records.

19.      ASSIGNMENTS.

         This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by the Purchaser without the prior written consent of the Seller and any assignment or attempted assignment by the Purchaser without such prior written consent shall constitute a default by the Purchaser hereunder and shall be null and void. Notwithstanding the immediately preceding sentence, the Purchaser may assign this Agreement to any affiliate of Purchaser controlling, controlled by, or under common control with Purchaser, provided, however, that Purchaser shall remain liable for all obligations of Purchaser hereunder and such assignee shall assume in writing all of the Purchaser's obligations hereunder.

20.      ENTIRE AGREEMENT, AMENDMENTS.

         All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the Seller or the party drafting this Agreement. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

21.      MERGER.

         Except as otherwise expressly provided herein, the Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of the Seller hereunder and all of the Seller's representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

22.      LIMITED RECOURSE.

         The Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of the Seller, including, without limitation, the parent and affiliates of Seller (collectively, the "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby. The Purchaser agrees to look solely to the Seller and the Seller's assets for the satisfaction of the Seller's liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements of the Seller contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.

         The Seller agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of the Purchaser, including, without limitation, the parent and affiliates of Purchaser (collectively, the "Purchaser's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby. The Seller agrees to look solely to the Purchaser and the Purchaser's assets for the satisfaction of the Purchaser's liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements of the Purchaser contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Purchaser's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.

23.      MISCELLANEOUS.

         Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default. This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Each of the Exhibits and Schedules referred to herein and attached hereto is incorporated herein by this reference. The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflicts of laws.

24.      TIME OF THE ESSENCE.

         Time is of the essence with respect to this Agreement, including but not limited to the occurrence of the Closing as of the originally scheduled date.

25.      IRS FORM 1099-S DESIGNATION.

         In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement in the form attached hereto as Exhibit J at or prior to the Closing to designate the Title Company as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the "IRS") on IRS Form 1099-S; (ii) to provide the Title Company with the information necessary to complete Form 1099-S; (iii) that the Title Company shall not be liable for the actions taken under this Section 25, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Title Company; and (iv) that the Title Company shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken under this Section 25, except as they may be the result of gross negligence or willful misconduct on the part of the Title Company. The Title Company shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

26.      ATTORNEY'S FEES.

         In any event that at any time Seller or Purchaser shall institute any action or proceeding against the other relating to this Agreement or any default hereunder, then and in that event the prevailing party in such action or proceeding shall be entitled to recover from the other party its reasonable attorneys' fees which shall be deemed to have accrued on the commencement of such action or proceeding and shall be payable.

27.      COUNTERPARTS.

         This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

28.      TAX FREE EXCHANGE.

         Seller may consummate the purchase of the Property as part of a so called like kind exchange (the "Exchange") pursuant to Section1031 of the Internal Revenue Code of 1986, as amended (the "Code"), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser's obligations under this Agreement; (ii) Seller shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii) Purchaser shall not be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) Seller shall pay at Closing any additional costs that would not otherwise have been incurred by Purchaser or Seller had Seller not consummated its purchase through the Exchange. Seller agrees to indemnify Purchaser and hold Purchaser harmless as to any costs, damages or other liabilities including reasonable attorneys' fees that Purchaser incurs (other than payment of the purchase price for the exchange property) in connection with, or as a result of, the like-kind exchange, but exclusive of any costs, damages or other liabilities that Purchaser may have likely sustained if there had been no like-kind exchange.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                                   SELLER:

                                   PL 20 CABOT PROPERTIES LIMITED
                                   PARTNERSHIP

                                   By: PL 20 CABOT PROPERTIES, INC., a
                                       Massachusetts corporation
                                       its general partner


                                   By: /s/   John J. Preotle, Jr.
                                      -----------------------------
                                       Name: John J. Preotle, Jr.
                                       Title: Treasurer

                                   PURCHASER:

                                   MIDDLESEX REALTY HOLDINGS CORP.


                                   By: /s/   Walter E. Huskins, Jr.
                                      ------------------------------
                                       Name: Walter E. Huskins, Jr.
                                       Title: